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                                                                       EXHIBIT 3

                      FOURTH AMENDMENT TO RIGHTS AGREEMENT

        This Fourth Amendment to Rights Agreement is made and entered into as of the 27th day of June, 2001 (the "AMENDMENT"), and amends that certain agreement entered into by and between The Sports Club Company, Inc., a Delaware corporation (the "COMPANY"), and American Stock Transfer & Company, a New York corporation (the "RIGHTS AGENT"), dated as of October 6, 1998, as amended by the First Amendment to Rights Agreement dated as of February 18, 1999, the Second Amendment to Rights Agreement dated as of July 2, 1999 and the Third Amendment to Rights Agreement dated as of April 27, 2000 (as so amended, the "RIGHTS AGREEMENT"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

                                 R E C I T A L S

        WHEREAS, the Board of Directors of the Company (the "BOARD") on September 29, 1998 authorized and declared a dividend of one preferred share purchase right for each Common Share of the Company outstanding on October 6, 1998, each Right representing the right to purchase one five-hundredth of a Preferred Share upon the terms and subject to the conditions set forth in the Rights Agreement, and further authorized and directed the issuance of one Right with respect to each Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date or the Expiration Date;

        WHEREAS, the Company and the Rights Agent entered into the Rights Agreement as of October 6, 1998;

        WHEREAS, the Rights Agreement was amended by the First Amendment to Rights Agreement as of February 18, 1999, the Second Amendment to Rights Agreement as of July 2, 1999, and the Third Amendment to Rights Agreement dated as of April 27, 2000;

        WHEREAS, it has been proposed that the Company amend the Rights Agreement as set forth in this Amendment, and the Board has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement, subject to the terms and conditions of this Amendment.


                                A G R E E M E N T

        NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto hereby agree to amend the Rights Agreement as follows:



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        1. The definition of "Excluded Shares" set forth in Section 1 of the
Rights Agreement is hereby deleted and replaced in its entirety with the following:

""Excluded Shares" shall mean the following Voting Shares:

        (i)     with respect to all Stockholders, Common Shares acquired:

                (A)     by a bona fide gift;

                (B) as the result of the death of a Person, pursuant to a will or the laws of descent; or

                (C) upon the exercise of any stock option granted by the Company to an employee, officer or director of the Company;

        (ii) with respect to Talla, up to $2,000,000 of Common Shares purchased after April 27, 2000; and

        (iii)   with respect to Millennium:

                (A) all Common Shares pledged to Millennium pursuant to the Loan and Stock Pledge Agreements;

                (B) all Common Shares acquired by Millennium pursuant to the Loan and Stock Pledge Agreements or upon exercise of any remedies available under the Loan and Stock Pledge Agreements, or by exercise of statutory rights;

                (C) up to $2,000,000 of Common Shares purchased after April 27, 2000; and

        (iv) with respect to Talla, Licklider and Millennium, all Common Shares which are issued to them, or to any of their respective Affiliates, Associates, directors or officers, pursuant to the Indemnification and Contribution Agreement."

        2.      There are hereby added to Section 1 the following definitions:
                "Indemnification and Contribution Agreement" shall mean that certain Indemnification and Contribution Agreement dated as of June ___, 2001, by and among the Company, Rex A. Licklider, D. Michael Talla and MDP Ventures II LLC, and any amendments or supplements thereof or thereto.

                "Licklider" shall mean Rex A. Licklider.



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        3.      Except as amended hereby, the Rights Agreement remains in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          THE SPORTS CLUB COMPANY, INC.

Attest:
By:  /s/ Losi Barberio                    By:  /s/ D. Michael Talla
     ------------------------------            ---------------------------------
     Name.  Lois Barberio                      Name:  D. Michael Talla
     Title: Secretary                          Title: Co-Chief Executive Officer

                                          AMERICAN STOCK TRANSFER & TRUST
                                          COMPANY

Attest:
By:  /s/ Susan Silber                     By:  /s/ Herbert J. Lemmer
     ------------------------------            ---------------------------------
     Name.  Susan Silber                       Name:  Herbert J. Lemmer
     Title: Assistant Secretary                Title: Vice President